EXHIBIT 99.1
For further information contact: Ronald Anderson, President and CEO (610) 644-9400

Release Date:           October 29, 2008
For Immediate Release

MALVERN FEDERAL BANCORP, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR EARNINGS

Paoli, Pennsylvania – Malvern Federal Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the “mid-tier” holding company for Malvern Federal Savings Bank (the “Bank”), today reported net income of $624,000 for the three months ended September 30, 2008  as compared to net income of $70,000 for the same period in 2007.  For the fiscal year ended September 30, 2008, the Company’s net income was $1.5 million, compared to $2.4 million for fiscal year 2007. Our results for the year ended September 30, 2008 include the effect of our $1.2 million contribution to the Malvern Federal Charitable Foundation made in connection with our mutual holding company reorganization.  Earnings per share on the Company’s outstanding common shares were $0.10 for the quarter ended September 30, 2008.

Ronald Anderson, President and Chief Executive Officer, stated that, “Our operations continue to be strong despite the well publicized struggles many of the national and regional banks have experienced. Our conservative banking practices and strict auditing standards steered us away from the subprime markets.  In fact, we have been able to seize opportunities without sacrificing our conservative banking practices and strict auditing standards. This is evidenced by our one-to four-family mortgage loan growth for fiscal year 2008 of $64.9 million, or 34.7% and a $25.4 million, or 27.6% growth in total consumer loans.”

The Company’s net interest income for the three months ended September 30, 2008 was $4.2 million, an increase of $817,000 from the three months ended September 30, 2007.  For the three months ended September 30, 2008, the Company's average interest rate spread and net interest margin were 2.37% and 2.80% respectively, compared to 2.19% and 2.59%, respectively, for the fourth quarter of fiscal 2007.  For the fiscal year ended September 30, 2008, net interest income was $14.5 million, an increase of $952,000 from fiscal year ended September 30, 2007. For the year ended September 30, 2008, the Company’s average interest rate spread and net interest margin were 2.18% and 2.61% respectively, compared to 2.25% and 2.65% respectively for fiscal 2007.

The Company’s interest and dividend income for the three months ended September 30, 2008 was $8.8 million, an increase of $409,000 to the three month period ended September 30, 2007.  Interest income earned on loans, our largest component of interest income, increased in both the three months and twelve months ended September 30, 2008, over the prior comparable periods in fiscal 2007 due primarily to growth in the loan portfolio.  During the fourth quarter of fiscal 2008 compared to the fourth quarter of fiscal 2007, the average balance of loans receivable increased by $87.5 million.  Similarly, during the twelve month period ended September 30, 2008 compared to the twelve months ended September 30, 2007, the average balance of loans receivable increased $55.0 million.  The increases in average total loans during the fiscal 2008 periods were due primarily to growth in the Company's portfolio of single-family residential mortgage loans, commercial real estate loans and second mortgage loans.  The increases in interest income in the fiscal 2008 periods from our loan portfolio were partially offset by lower income amounts earned on our investment securities portfolio primarily due to lower average balances in the fiscal 2008 periods.  The average balances of investment securities decreased by $6.8 million and $9.6 million, respectively, during the three month and twelve month periods ended September 30, 2008 compared to the respective comparable periods in fiscal 2007.

The Company’s interest expense for the three months ended September 30, 2008 was $4.6 million, a decrease of $408,000 from the three months ended September 30, 2007.  For the fiscal year ended September 30, 2008 compared to fiscal year 2007, the Company's total interest expense decreased by $130,000.  The decrease in interest expense in the fiscal 2008 periods is due in part to the Company's increased promotional efforts to attract additional demand and NOW accounts. The $757,000 decrease in interest expense for deposits for fiscal year 2008 was partially offset by a $627,000 increase in interest expense on borrowings in fiscal 2008 compared to fiscal 2007. The average rate we paid on deposits decreased to 3.56% for fiscal year 2008 from 3.88% in fiscal year 2007 and the average rate we paid on borrowed funds decreased to 5.39% in fiscal year 2008 compared to 6.01% in fiscal 2007.

The provision for loan losses was $740,000 for the three months ended September 30, 2008 compared to $1.1 million for the three months ended September 30, 2007. For fiscal year 2008, the Company's provision for loan losses amounted to $1.6 million compared to $1.3 million for fiscal 2007.  Net charge-offs amounted to $645,000 for the twelve months ended September 30, 2008 compared to $150,000 for the twelve months ended September 30, 2007.  At September 30, 2008 the Company's total non-performing assets amounted to $8.9 million or 1.39% of total assets, compared to $2.6 million in non-performing assets at September 30, 2007. The $6.3 million increase in non-performing assets during fiscal 2008 was due primarily to one $3.5 million mixed-use commercial real estate loan that became non-accrual/non-performing during the first quarter of fiscal 2008.  The Company has commenced foreclosure proceedings on the property securing this loan and anticipates no additional losses with respect to this loan.  In addition, the Company had one single-family residential construction loan in the amount of $1.7 million and two single-family mortgage loans totaling $1.0 million that became non-accrual/non-performing during the three months ended September 30, 2008. At September 30, 2008, the Company's allowance for loan losses of $5.5 million was 63.36% of non-performing loans and 0.96% of total loans.

The Company's other, or non-interest, income increased by $107,000 and $393,000 in the three months and twelve months ended September 30, 2008 over the comparable periods in fiscal 2007.  The increases in the fiscal 2008 periods primarily reflect increases in deposit account service charges and other fees, as well as an increase in income from rental income and bank owned life insurance.

Other, or non-interest, expenses of the Company increased by $270,000 and $2.4 million in the three months and twelve months ended September 30, 2008 over the comparable periods in fiscal 2007.  As previously indicated, the Company made a $1.2 million contribution to the Malvern Federal Charitable Foundation which is included in other expenses in fiscal 2008.  The increases in the fiscal 2008 periods also reflect increased salary and benefit expense and increases in other operating expenses and professional fees.

Income taxes for the fourth quarter of fiscal 2008 were $295,000 compared to an income tax benefit of $196,000 due to a pre-tax loss of $126,000 for the fourth quarter of fiscal 2007.  Income tax expense for fiscal year 2008 amounted to $630,000 compared to $1.1 million for fiscal 2007.

The Company’s total assets amounted to $639.7 million at September 30, 2008 compared to $551.9 million at September 30, 2007.  The primary reason for the increase in assets during fiscal 2008 was an increase in net loans receivable of $105.3 million, or 22.6%, which was partially offset by an aggregate $5.7 million reduction in the Company's investment securities portfolio.  Cash and cash equivalents decreased by $6.1 million at September 30, 2008 compared to September 30, 2007 due primarily to the use of cash to fund loan demand.

Stockholders’ equity increased by $24.8 million to $68.8 at September 30, 2008 compared to $44.0 million at September 30, 2007 primarily due to the $26.0 million in net proceeds raised in the Company’s recently completed stock offering.  The Company completed the purchase of shares for the Employee Stock Ownership Plan (ESOP) during the three months ended September 30, 2008, which resulted in an unallocated ESOP balance of $2.6 million at September 30, 2008. Retained earnings increased by $1.5 million to $45.8 million at September 30, 2008 primarily as a result of net income for fiscal 2008. Our accumulated other comprehensive loss increased by $16,000 to $299,000 at September 30, 2008 from $283,000 at September 30, 2007.

Malvern Federal Bancorp, Inc., of Pennsylvania is the “mid-tier” holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters and main office in Paoli, Pennsylvania, a suburb of Philadelphia.

This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Federal Bancorp, and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.
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MALVERN FEDERAL BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA (unaudited)

	At September 30,
	2008	2007

	(Dollars in Thousands)
Selected Financial Condition Data:
Total assets	$ 639,694	$ 551,932
Loan receivable, net	571,536	466,192
Loans held for sale	--	9,258
Securities held to maturity	2,870	1,479
Securities available for sale	21,969	29,098
FHLB borrowings	113,798	71,387
Deposits	453,493	433,488
Shareholders’ equity	68,814	44,039
Total liabilities	570,879	507,893
Allowance for loan losses	5,504	4,541
Non-performing loans	8,688	2,388
Non-performing assets	8,917	2,615

	Three Months Ended September 30,		Year Ended September 30,
	2008	2007	2008	2007
	(Dollars in Thousands)		(Dollars in Thousands)
Selected Operating Data:
Total interest and dividend income	$ 8,819	$ 8,409	$ 33,592	$ 32,769
Total interest expense	4,636	5,044	19,105	19,235
Net interest income	4,183	3,365	14,487	13,534
Provision for loan losses	740	1,130	1,609	1,298
Net interest income after provision for loan losses	3,443	2,235	12,878	12,236
Total other income	459	352	1,846	1,453
Total other expense	2,983	2,713	12,596	10,154
Income tax expense (benefit)	295	(196)	630	1,123
Net income	$ 624	$ 70	$ 1,498	$ 2,412

MALVERN FEDERAL BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA (unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2008	2007	2008	2007
Selected Financial Ratios and Other Data(1)
Selected Operating Ratios:
Average yield on interest-earning assets	5.89%	6.47%	6.05%	6.42%
Average rate on interest-bearing liabilities	3.52	4.28	3.87	4.17
Average interest rate spread(2)	2.37	2.19	2.18	2.25
Net interest margin(3)	2.80	2.59	2.61	2.65
Total non-interest expense to average assets	1.93	2.02	2.19	1.92
Efficiency ratio(4)	64.27	72.99	77.12	67.75
Return on average assets	0.40	0.05	0.26	0.45
Return on average equity	3.83	0.66	2.87	5.76

Asset Quality Ratios(5):
Non-performing loans as a percent of total loans receivable	1.52%	0.51%	1.52%	0.51%
Non-performing assets as a percent of total assets	1.39	0.47	1.39	0.47
Allowance for loan losses as a percent of non-performing loans	63.36	190.16	63.36	190.16

Capital Ratios(5):
Total risk-based capital to risk weighted assets	14.90%	11.24%	14.90%	11.24%
Tier 1 risk based capital to risk weighted assets	13.97	10.36	13.97	10.36
Tangible capital to tangible assets	10.80	8.03	10.80	8.03
Tier 1 leverage (core) capital to adjustable tangible assets	10.80	8.03	10.80	8.03
Equity to total assets	10.76	7.98	10.76	7.98
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(1) Ratios have been annualized where appropriate.
(2) Average interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(3) Net interest margins represents net interest income as a percentage of average interest-earning assets.
(4) The efficiency ratio represents the ratio of non-interest expense divided by net interest income and total other income.
(5) Asset quality ratios and capital ratios are end of period ratios.